UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2013

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 8, 2013, PowerSecure International, Inc., a Delaware corporation (the “Company”), acquired substantially all of the assets and business of Encari, LLC, an Illinois limited liability company, which is engaged in the business of providing cyber security consulting and compliance services to the utility industry. Encari helps large investor-owned utilities, municipalities and cooperative utilities assess, improve and maintain their compliance with the North American Electric Reliability Corporation’s (NERC) Critical Infrastructure Protection (CIP) Reliability Standards. The Encari business will be operated by PowerSecure, Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

The purchase price for this acquisition was $4.8 million in cash, plus potential additional earn-out consideration which is dependent upon the net income of the acquired Encari business exceeding certain thresholds over the 12 month period ending December 31, 2013. The potential additional consideration is an amount of up to an additional $1.2 million, of which half would be payable in cash and the other half payable in shares of Common Stock, par value $.01 per share (“Shares”), of the Company. The number of Shares to be issued by the Company to Encari in such an earn-out would be based on their value-weighted average closing price over the 30 business days preceding the closing date.

On October 9, 2013, the Company issued a press release announcing this acquisition, which is filed herewith as Exhibit 99.1

The press release filed herewith as Exhibit 99.1 contains forward-looking statements relating to the Company’s future performance made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A more thorough discussion of certain risks, uncertainties and other factors that may affect the Company is included in the Company’s most recent Annual Report on Form 10-K and in subsequent reports, including the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that the Company files or furnishes with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of PowerSecure International, Inc., issued October 9, 2013, announcing acquisition of Encari business

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Executive Vice President and Chief Financial Officer

Dated: October 9, 2013

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